Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:   Bernard H. Clineburg,

Tysons Corner, Virginia

  Chairman, President & CEO

July 8, 2004

  (703) 584-3400

CARDINAL FINANCIAL CORPORATION COMPLETES ACQUISITION OF
GEORGE MASON MORTGAGE, LLC

Cardinal Financial Corporation (NASDAQ: CFNL) (the “Company”), parent company of Cardinal Bank, N.A., headquartered in Tysons Corner, Virginia, today announced the completion of its previously announced acquisition of George Mason Mortgage, LLC (“GMM”) from United Bank – Virginia, a wholly owned subsidiary of United Bankshares, Inc. (NASDAQ: UBSI).

GMM, based in Fairfax, Virginia, engages primarily in the origination and acquisition of residential mortgages for sale into the secondary market on a best efforts basis through nine retail branches located throughout the metropolitan Washington region. GMM was started in 1990 as a wholly owned subsidiary of George Mason Bank.  In 1998, United Bankshares acquired George Mason Bank, which was renamed United Bank – Virginia.  GMM has approximately 200 employees and is licensed in eight states, including Virginia, Maryland and the District of Columbia.  GMM is one of the leading residential mortgage lenders in the greater Washington metropolitan area, reporting originations of over $4 billion in 2003 and $3 billion in 2002.

Bernard H. Clineburg, Chairman, President & CEO of Cardinal, and the former CEO of George Mason Bankshares before its sale to United in 1998, said, “the acquisition of George Mason Mortgage will have the immediate effect of making Cardinal a leader in one of the strongest residential mortgage markets in the country.  The additional revenue will significantly diversify and expand our sources of fee income.  Additionally, a portion of GMM’s production of variable rate mortgage loan products can be retained by Cardinal Bank, resulting in additional earning assets for the combined organization. The acquisition also provides our current banking customers and prospects with a full menu of mortgage products, thus enhancing our ability to provide a complete package of financial products and services through our expanding branch network.”

GMM was acquired by Cardinal in an all cash transaction for $17 million effective July 7, 2004.  GMM will operate as a subsidiary of the Company’s nationally chartered bank, Cardinal Bank, N.A.  GMM’s income for the month of July will be pro-rated from the effective date of the transaction.

Cardinal Financial Corporation had assets of $693.5 million at March 31, 2004.  Cardinal serves Northern Virginia with 13 conveniently located banking offices in Alexandria, Arlington, Fairfax, Fairfax City, Herndon, Leesburg, Manassas, McLean, Reston, Sterling, Tysons Corner (2), and Woodbridge. Cardinal also operates a full service investment services subsidiary, Cardinal Wealth Services, Inc.

This press release contains “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with respect to matters such as financial performance and branch expansion.  Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company.  Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements.  For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 and other filings with the Securities and Exchange Commission.